     Portions of this Exhibit 10.1 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

     This COLLABORATIVE RESEARCH AND LICENSE AGREEMENT is entered by and between BAYER CORPORATION, an Indiana corporation acting through its Business Group Diagnostics, having an office at 511 Benedict Avenue, Tarrytown, New York 10591 ("Bayer"), and ONCOGENE SCIENCE, INC., a Delaware corporation, having an office at 106 Charles Lindbergh Blvd., Uniondale, New York 11533 ("OSI").

     WHEREAS, OSI was organized to develop, produce and market research, diagnostic and therapeutic products for, among other things, the early detection, monitoring and treatment of human disease, particularly cancer;

     WHEREAS, Bayer has the capability to develop, format, manufacture, attain regulatory approvals for, market and distribute diagnostic products and instrumentation systems throughout the world; and

     WHEREAS, Bayer desires to commercialize proprietary cancer assays in the Clinical Diagnostic Market (as defined herein) and OSI desires to establish proprietary cancer assays for the Clinical Research Market (as defined herein); and

     WHEREAS, Bayer and OSI wish to collaborate in research to identify and develop proprietary cancer diagnostic assays.

     NOW, THEREFORE, in consideration of the premises and promises contained herein, the parties agree as follows:

1.   Definitions

     Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.

     1.1 "Affiliate" means any corporation or other legal entity controlled by, controlling, or under common control with the affected party, wherein control means direct or indirect ownership of a least forty percent (40%) of the voting stock, or at least forty percent (40%) interest in the income, of such corporation or other business entity or in either case the maximum amount allowed by local law.

     1.2 "Allocated Costs" means the amount of costs, determined in accordance with generally accepted accounting principles, incurred by OSI and allocated to the Research Program.

     1.3 "Annual Commitment" means the maximum amount agreed upon by the Joint Management Committee to fund the OSI/Bayer Annual Operating Plan and Budget for any Commitment Year.

     1.4 "Bayer" means Bayer Corporation and its Affiliates.

     1.5 "Bayer Confidential Matter" means all information, material or other matter encompassed within Bayer Technology which is disclosed or provided by Bayer to OSI, orally or in writing, and is designated by Bayer, in writing, "Confidential", or words to the same effect, no later than thirty (30) days after the time of first disclosure or provision to OSI, but excluding any such information, material or matter that is (i) already known to OSI at the time of disclosure or provision to it, other than by virtue of a prior confidential disclosure or provision to OSI by Bayer, (ii) at any time disclosed in the published literature or otherwise generally known or available to the public, or (iii) at any time obtained from a Third Person free from any obligation of secrecy.

     1.6 "Bayer Patent Rights" shall mean all Patent Rights comprised in Bayer Technology. Bayer Patent Rights shall be owned by Bayer subject to the rights granted to OSI under this Agreement.

     1.7 "Bayer Technology" means all Technology that was:

          (a) developed by employees of, or consultants to, Bayer alone or jointly with Third Persons on or prior to the Effective Date which Bayer determines in its sole discretion to contribute to the Research Program; or

          (b) acquired by purchase, license, assignment or other means from Third Persons by Bayer on or prior to the Effective Date which Bayer determines in its sole discretion to contribute to the Research Program.

          Bayer Technology shall be owned by Bayer subject to the rights granted to OSI under this Agreement.

     1.8 "Bayer/OSI Patent Rights" means all Patent Rights comprised in Bayer/OSI Technology.

     1.9 "Bayer/OSI Technology" means Technology that is:

          (a) developed by employees of, or consultants to, OSI alone or jointly with Bayer during the term hereof in the Field; or

          (b) acquired by purchase, license, assignment or other means from Third Persons by OSI, Bayer or both Bayer and OSI after the Effective Date in the Field in accordance with Paragraph 2.1.1(a) hereof.

          Bayer/OSI Technology shall be owned by Bayer subject to the rights granted to OSI under this Agreement.

     1.10 "Clinical Diagnostic Market" means those medical centers, laboratories, cancer centers, clinicians, pathologists, oncologists and others that typically utilize regulatory approved diagnostic kits and systems to provide clinical information to assist in the diagnosis, prognosis, monitoring or screening of cancer or potential cancer patients.

     1.11 "Clinical Diagnostic Product" means test kits or systems, other than manual or semi-automated microtiter plate-based test kits and systems, which are developed pursuant hereto for use in the Field, it being understood that such product format is typically targeted for the Clinical Diagnostic Market; provided, however, that such products shall exclude any products that are subject to any exclusive rights held by any of the Other Companies pursuant to agreements with OSI in effect prior to the Effective Date.

     1.12 "Clinical Research Market" means those medical centers, laboratories, cancer centers, clinical researchers, pathologists, oncologists and others that typically utilize test kits and systems which do not require approval by the United States Food and Drug Administration (the "FDA") to establish clinical utility and correlation and that often publish the results in academic or research journals, but shall specifically exclude any utilization of research products in life science research typically performed with non-human specimens that is the subject of the sublicense granted by OSI to Calbiochem-Novabiochem Corporation under the Sublicense Agreement dated as of August 2, 1995.

     1.13 "Clinical Research Product" means manual or semi-automated microtiter plate-based test kits or systems which are developed pursuant hereto for use in the Field, it being understood that such product format is typically targeted for the Clinical Research Market; provided, however, that such products shall exclude any products that are subject to any exclusive rights held by any of the Other Companies pursuant to agreements with OSI prior to the Effective Date.

     1.14 "Commitment Year" means a twelve-month period commencing each January
1.

     1.15 "Contract Period" means the period beginning on the Effective Date and ending on the date on which this Agreement terminates.

     1.16 "Effective Date" shall mean January 1, 1997.

     1.17 "Event(s) of Termination" has the meaning set forth in Section 10.3.

     1.18 "Field" means methods and reagents, test compositions, test devices and other products useful in the diagnosis of cancer. To the extent that a method or product is first discovered to be useful in the diagnosis of cancer and subsequently is discovered to be useful in the diagnosis of one or more other conditions, all such uses of such method or product shall be included in "Field"; whereas to the extent that a method or product is first discovered to be useful in the diagnosis of at least one condition other than cancer and subsequently is discovered to be useful in the diagnosis of cancer, only such use in cancer diagnosis shall be included in "Field".

     1.19 "Fully absorbed costs" means all direct expenses of OSI, as well as OSI's proportional allocation of overhead consistent with OSI's usual practice.

     1.20 "Joint Management Committee" has the meaning specified in Section 2.2.

     1.21 "Licensed Diagnostic Product" means a Clinical Diagnostic Product that employs Bayer, OSI and/or Bayer/OSI Technology in its manufacture, use or sale.

     1.22 "Licensed Research Product" means a Clinical Research Product that employs Bayer, OSI and/or Bayer/OSI Technology in its manufacture, use or sale.

     1.23 "Licensed Product" means a Clinical Diagnostic Product or a Clinical Research Product, as the case may be.

     1.24 "Net Sales" means the gross amount received by Bayer (and its sublicensee) or OSI (and its permitted sublicensees, if any), as the case may be for arm's length sales to a Third Person of Licensed Products, respectively, after deducting, where applicable, the following:

          (a) normal and customary trade discounts actually allowed and taken;

          (b) returns and credits;

          (c) taxes (the legal incidence of which is on the purchaser and separately shown on the shipping invoice); and

          (d) transportation, insurance and postage charges (if prepaid and invoiced as a separate item).

          In the event that a Licensed Product sold by Bayer can be identified as having been sold (a) at a price which is increased to include an amount or amounts to cover instrument systems, service, interest and/or other costs, such as under a Reagent Agreement or Reagent Rental Plan (herein referred to as "RAP"), (b) as part of an arrangement in which the customer pays a comprehensive monthly or other periodic charge for a fixed total volume of assays from a product list that may include both Licensed Products as well as assays which are not Licensed Products, and the customer then selects the quantity of each different assay to be delivered, such as under a Cost Management Plan (herein referred to as "CMP"), or (c) some other reagent plan, the Net Sales of such reagent Licensed Product sold under a RAP, CMP or other reagent plan ("Reagent Plans") shall be calculated by (i) multiplying the total number of reagent Licensed Product units sold under Reagent Plans by the fraction E/F where E is the total net revenue invoiced for sales of Licensed Product when sold (i.e., independent of a Reagent Plan) in the United States and F is the total number of units of Licensed Product sold (i.e., independent of a Reagent Plan) in the United States, and (ii) then multiplying the result of (i) by the adjustment factor 0.55, which is estimated (subject to audit) by Bayer to reflect the portion of net revenue invoiced that is attributable to the sale of such reagent Licensed Product. Such adjustment factor shall be recalculated by Bayer in accordance with generally accepted accounting principles at the close of each calendar year after the first commercial sale of the first Licensed Product to be sold, and a retroactive correction made to the royalties paid during such prior calendar year, with settlement of any overpayment or underpayment of royalties being made in the payment for the first quarter royalties for the new calendar year and with the new adjustment factor being applied to royalties to be paid on sales during the new calendar year. Bayer hereby represents and warrants that the adjustment factor set forth herein is equal to the adjustment factor used by Bayer in those of its agreements with Third Persons which contain the foregoing formula. In the event that Bayer changes the adjustment factor in any of those agreements or provides for a different adjustment factor in agreements it enters into with Third Persons during the Term hereof, resulting in either case in the adjustment factor being more favorable to any such Third Person than the adjustment factor set forth herein, then this Agreement shall be deemed to be amended to provide for the more favorable adjustment factor.

     1.25 "OSI" means Oncogene Science, Inc. and its Affiliates.

     1.26 "OSI Confidential Matter" means all information, material or other matter encompassed within OSI Technology which is disclosed or provided by OSI to Bayer, orally or in writing, and is designated by OSI, in writing, "Confidential", or words to the same effect, no later than thirty (30) days after the time of first disclosure or provision to Bayer, but excluding any such information, material or matter that is (i) already known to Bayer at the time of disclosure or provision to it, other than by virtue of prior confidential disclosure or provision to Bayer by OSI, (ii) at any time disclosed in the published literature or otherwise generally known or available to the public, or (iii) at any time obtained from a Third Person free from any obligation of secrecy.

     1.27 "OSI Patent Rights" means all Patent Rights comprised in OSI Technology. OSI Patent Rights shall be owned by OSI subject to the rights granted to Bayer under this Agreement. The OSI Patent Rights existing on the Effective Date are listed on Exhibit C, attached hereto.

     1.28 "OSI Technology" means all Technology relating to the Field that was:

          (a) developed by employees of, or consultants to, OSI alone or jointly with Third Persons on or prior to the Effective Date, but specifically excludes any Technology that is subject to any exclusive rights held by any of the Other Companies pursuant to agreements with OSI in effect prior to the Effective Date; or

          (b) acquired by purchase, license, assignment or other means from Third Persons by OSI on or prior to the Effective Date, but specifically excludes any Technology transferred, assigned or sold to any of the Other Companies with respect to which OSI does not retain a co-exclusive license as set forth in Exhibit A attached hereto.

          OSI Technology shall be owned by OSI subject to the rights granted to Bayer under this Agreement.

     1.29 "OSI/Bayer Annual Operating Plan and Budget" means the written plan describing the research, projects, contemplated products, clinical trials, timetables, technical goals, manufacturing, regulatory approvals and marketing to be carried out during each Commitment Year by Bayer and OSI.

     1.30 "Other Companies" shall mean each of Becton, Dickinson and Company and Calbiochem-Novabiochem International, Inc. The essential terms and conditions of the agreements between OSI and the respective Other Companies affecting the rights of Bayer in OSI Technology are set forth in Exhibit A attached hereto and forming a part hereof.

     1.31 "Patent Rights" means all patentable inventions, including all applications for patents, whether domestic or foreign, disclosing or claiming such inventions, all continuations, continuations-in-part, divisions, renewals and patents of addition thereof, all patents granted thereon, whether domestic or foreign, and all reissued or reexamined patents based thereon.

     1.32 "Person" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity.

     1.33 "Product" means any Clinical Diagnostic Product, Licensed Diagnostic Product, Clinical Research Product or Licensed Research Product.

     1.34 "Research Program" means the research conducted pursuant to the terms and conditions of this Agreement.

     1.35 "Technology" means Patent Rights and all know-how, trade secrets and confidential technical information and material, including, without limitation, all laboratory notebooks, research plans, inventions, cultures, strains, vectors, genes and gene fragments and other sequences, cell lines, hybridomas, monoclonal and polyclonal antibodies, proteins and protein fragments, assay methodology, processes, materials and methods for production, recovery and purification of natural products, formulae, plans, specifications, characteristics, marketing surveys and plans and business plans.

     1.36 "Third Person" means a Person other than OSI or Bayer, or other than any employee of, or consultant to, OSI or Bayer.

     1.37 "Valid Claim" means a claim in an active, unexpired patent within Patent Rights, so long as such claim shall not have been disclaimed or held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

2.   Collaborative Research Program

     2.1 OSI/Bayer Annual Operating Plan and Budget. The OSI/Bayer Annual Operating Plan and Budget for the initial Commitment Year is set forth in Exhibit B and attached hereto. For each Commitment Year after the initial Commitment Year, the OSI/Bayer Annual Operating Plan and Budget shall be prepared by the Joint Management Committee no later than ninety (90) days before the end of the prior Commitment Year. The OSI/Bayer Annual Operating Plan and Budget for each Commitment Year shall be appended to and made part of this Agreement.

     2.1.1 Exclusivity as to Research Activities.

          (a) OSI agrees that, during the Contract Period, OSI shall not conduct research itself, sponsor any research with a Third Person, engage in any research sponsored by any Third Person, or acquire (by license, purchase or otherwise) Technology from a Third Person, in the Field. If OSI becomes aware, during the Contract Period, of an opportunity to conduct or sponsor research relating to the Field or to engage in such research sponsored by a Third Person in the Field, it shall promptly notify the Joint Management Committee of such opportunity. The Joint Management Committee then shall determine whether the opportunity is worth pursuing. If it is determined that the opportunity is worth pursuing, Bayer and OSI shall negotiate, in good faith, for a period not to exceed one hundred eighty (180) days, an agreement by which such opportunity can be incorporated into this Agreement or otherwise used to their mutual advantage. If the Joint Management Committee cannot agree concerning the incorporation of such opportunity as part of this Agreement, OSI shall be free to pursue such opportunity with such Third Person without further obligation to Bayer, provided that the opportunity shall not detract from or delay the work to be performed by OSI under the OSI/Bayer Annual Operating Plan and Budget or make use of Bayer or Bayer/OSI Technology.

          (b) Bayer agrees that during the Contract Period, Bayer shall not conduct research itself, sponsor any research with a Third Person, engage in any research sponsored by any Third Person, or acquire (by license, purchase or otherwise) Technology from a Third Person in the Field if the objectives of such research are in conflict with the Research Program. In all other respects, Bayer shall be free to conduct research itself, sponsor any research with a Third Person, engage in any research sponsored by any Third Person or acquire (by license, purchase or otherwise) Technology from a Third Person, in the Field.

     2.2 Joint Management Committee.

          2.2.1 Purpose. The Joint Management Committee shall:

          (a) prepare the OSI/Bayer Annual Operating Plan and Budget (including the Annual Commitment) for each Commitment Year;

          (b) review, evaluate progress under and modify the OSI/Bayer Annual Operating Plan and Budget for each Commitment Year;

          (c) coordinate and monitor publications of research results obtained from, and the exchange of information and materials that relate to, Bayer/OSI Technology;

          (d) discuss matters relating to the activities set forth in Section 7 hereof;

          (e) with respect to each Licensed Diagnostic Product or Licensed Research Product prior to commercialization, discuss whether a license(s) need be obtained from a Third Person(s) in order to make, use or sell such Licensed Diagnostic Product or Licensed Product;

          (f) determine priority of assays for the Clinical Diagnostic Market to be commercialized by Bayer;

          (g) determine priority of assays for the Clinical Research Market to be established by OSI;

          (h) determine funding breakdown of the Research Program pursuant to this Agreement;

          (i) discuss in-licensing of technology or products that have the potential to benefit the objectives of Bayer and OSI under this Agreement; and

          (j) discuss the patent/intellectual property strategy and implementation plan for internal development and external commercialization.

          2.2.2 Membership. Bayer and OSI each shall appoint, in its sole discretion, three members to the Joint Management Committee. Substitutes may be appointed at any time upon written notice.

          The members initially shall be:

          Appointees:
          -----------

          For Bayer:                                      For OSI:

           *                                                 *

           *                                                 *

           *                                                 *



          2.2.3 Chair. The Joint Management Committee shall be chaired by one member appointed by Bayer.

          2.2.4 Meetings. The Joint Management Committee shall meet at least quarterly at mutually agreeable dates and places. Representatives of Bayer or OSI or both, in addition to members of

--------
*    This portion redacted pursuant to a request for confidential treatment.

     the Joint Management Committee, may attend such meetings at the invitation of either party.

          2.2.5 Minutes. The Joint Management Committee shall keep accurate minutes which record all proposed decisions and all actions recommended or taken. The minutes shall be delivered to all Joint Management Committee members within five (5) business days after each meeting. The party hosting the meeting shall be responsible for the preparation of the minutes.

          2.2.6 Decisions. Subject to the provisions of 2.1.1, decisions of the Joint Management Committee shall be made by majority vote of the members. In the case of a tie vote, the vote of the chair shall control.

          2.2.7 Expenses. Bayer and OSI shall each bear all expenses of their respective members related to the participation of the Joint Management Committee.

     2.3 Reports and Materials.

          2.3.1 Reports. During the Contract Period, Bayer and OSI each shall furnish to the Joint Management Committee:

          (a) summary reports within fifteen (15) days after the end of each three-month period, commencing with the period ending March 31, 1997, describing its progress under the OSI/Bayer Annual Operating Plan and Budget; and

          (b) comprehensive written reports within thirty (30) days after the end of each Commitment Year describing in detail the work accomplished by it under the OSI/Bayer Annual Operating Plan and Budget during the Commitment Year and discussing and evaluating the results of such work.

          2.3.2 Materials. OSI and Bayer shall, during the Contract Period as a matter of course as described in the OSI/Bayer Annual Operating Plan and Budget, or upon each other's written request, furnish to each other samples of biochemical, biological or chemical materials which are part of the OSI, Bayer or Bayer/OSI Technology and which are necessary for each party to perform in accordance with the OSI/Bayer Annual Operating Plan and Budget. To the extent that the quantities of materials requested by either party exceed the quantities set forth in the OSI/Bayer Annual Operating Plan and Budget, the requesting party shall reimburse the other party for the reasonable costs of such materials if they are furnished.

     2.4 Laboratory Facilities and Personnel. OSI and Bayer shall each provide suitable laboratory facilities, equipment and personnel for the work to be done in carrying out the OSI/Bayer Annual Operating Plan and Budget.

     2.5 Clinical Diagnostic Products and Clinical Research Products.

          2.5.1 Bayer shall have the exclusive right to commercialize Clinical Diagnostic Products. It is understood that Bayer also has rights to immunohistochemical and flow cytometric assays for certain analytes otherwise not included in the definition of Clinical Diagnostic Products which are not exclusive, but rather co-exclusive (as a minimum right), in view of prior rights of Becton (as defined elsewhere herein).

          2.5.2 OSI shall have the exclusive right to commercialize, itself or through a Third Person, Clinical Research Products.

     2.6 Diligent Efforts. Bayer and OSI each shall use reasonably diligent efforts to achieve the objectives of the OSI/Bayer Annual Operating Plan and Budget. Specifically, OSI shall use diligent efforts to allocate those resources necessary (i.e., manpower, facilities, equipment) to meet the objectives of OSI/Bayer Annual Operating Plan and Budget at the funding levels set forth therein. Bayer shall use diligent efforts consistent with products of like potential and consistent with reasonable commercial judgment to commercialize Clinical Diagnostic Products.

3.   Funding of the OSI/Bayer Annual Operating Plan and Budget.

     3.1 Amount. The Annual Commitment for each of the first two (2) Commitment Years shall be $1,500,000, and for each subsequent Commitment Year shall be at least $1,000,000 to be determined by Bayer, which such Annual Commitments shall be adjusted annually for inflation as determined by the Joint Management Committee.

     3.2 Funding Payments. So long as this Agreement is in effect, Bayer shall provide to OSI the Annual Commitment. In no event shall Bayer be obligated to fund more than the Annual Commitment if expenses in any Commitment Year exceed the Annual Commitment for that year.

          3.2.1 The Annual Commitment shall be paid in equal quarterly installments in advance. Each quarterly payment shall be paid within five
     (5) business days of the first day of the applicable quarter. The first quarterly payment due under this Agreement shall be paid within two (2) business days of the Effective Date.

          3.2.2 In addition to the Annual Commitment provided by Bayer and commencing with the third Commitment Year, the research conducted or managed by OSI pursuant to this Agreement shall also be funded with a maximum amount of $500,000 per such third or subsequent Commitment Year by any "net revenue" that is received by OSI during the first two (2) Commitment Years from the following:

          (a) out-licensing of the OSI Technology in the Field;

          (b) profit margins (determined in accordance with generally accepted accounting principles) of Clinical Research Products sold by OSI; and

          (c) royalties received by OSI from the sale of Clinical Diagnostic Products by Bayer.

          Any "net revenue" from the aforementioned sources that exceeds in the aggregate $500,000 per Commitment Year shall not be used to fund the OSI research conducted pursuant to this Agreement and shall belong to OSI exclusively. For purposes of this Section 3.2.2 and for Section 3.2.3 below, "net revenue" shall mean the net income received by OSI from the enumerated sources, determined in accordance with generally accepted accounting principles.

          3.2.3 In addition to the Annual Commitment provided by Bayer and commencing with the third Commitment Year, the difference, if any, between
     (i) the actual amount of funding
     provided by OSI per such Commitment Year pursuant to Section 3.2.2 and (ii) the maximum amount of funding by OSI of $500,000 per such Commitment Year, shall be funded by any revenue, net of costs and expenses, that is received by OSI, commencing with the third Commitment Year, from the following:

          (a) out-licensing of the OSI Technology in the Field;

          (b) profit margins (determined in accordance with generally accepted accounting principles) of Clinical Research Products sold by OSI; and

          (c) royalties received by OSI from the sale of Clinical Diagnostic Products by Bayer.

          Any "net revenue" from the aforementioned sources that exceeds in the aggregate $500,000 per Commitment Year shall not be used to fund the OSI research conducted pursuant to this Agreement and shall belong to OSI exclusively.

          3.2.4 Bayer shall fund any assay clinical trials conducted in connection with its commercialization of Clinical Diagnostic Products. Any reagent components, products or materials supplied by OSI to Bayer for such trials shall be paid for by Bayer at OSI's actual fully absorbed cost plus 10%.

          3.2.5 In the event of early termination of this Agreement, any portion of a Funding Payment advanced to OSI and not spent shall be returned to Bayer.

          3.2.6 For three (3) years after each Commitment Year, OSI shall keep complete and accurate records of its expenditures of Funding Payments under the OSI/Bayer Annual Operating Plan and

     Budget for such Commitment Year. Bayer shall have the right, at its own expense, during the term of this Agreement and during the subsequent three-year period, to appoint an independent certified public accountant to examine such records, during regular business hours at the place or places where such records are customarily kept, upon reasonable notice from Bayer, to the extent reasonably necessary to verify the accuracy of the expenditures and required reports. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. Bayer agrees to hold in confidence all information concerning such expenditures, other than their total amounts, and all information learned in the course of any audit or inspection, except to the extent that it is necessary for Bayer to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. Failure by Bayer to request verification of any expenditures after the three-year period shall be considered acceptance of the accuracy of such expenditures, and OSI shall have no obligation to maintain any records pertaining to such report or statement beyond the three-year period.

4.   Treatment of Confidential Matter.

     4.1 Confidentiality.

          4.1.1 Bayer and OSI each recognize that the other's Confidential Matter constitutes highly valuable proprietary information. Subject to the terms and conditions of the License Agreement, the disclosure obligations set forth in Sections 4.3 and 4.4 and publication rights set forth in
     Section 4.2, Bayer and

     OSI agree that for five (5) years from the termination of this Agreement, they will keep confidential, and will cause their Affiliates to keep confidential, all Confidential Matter that is disclosed or provided to them or to any of their Affiliates pursuant to this Agreement. Neither Bayer nor OSI nor any of their Affiliates shall use the other's Confidential Matter except as expressly permitted in this Agreement or the License Agreement.

          4.1.2 Bayer and OSI agree that any disclosure or provision of Confidential Matter to any officer, employee or agent of the other or of any of the other's Affiliates shall be made only to the extent necessary to carry out its responsibilities under this Agreement. The receiving party agrees not to disclose the other's Confidential Matter to any Third Persons under any circumstance without written permission. Both Bayer and OSI shall take such action to preserve the confidentiality of each other's Confidential Matter as they would customarily take to preserve the confidentiality of their own Confidential Matter. Each party, upon the other's request, will return all the Confidential Matter disclosed or provided pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request after the termination of this Agreement, except for one (1) copy, which shall be retained for archival purposes only.

     4.2 Publication. Notwithstanding Section 4.1, any results obtained in the course of this Agreement may be submitted for publication following scientific review by the Joint Management Committee and subsequent approval by OSI's and Bayer's managements. After receipt of the proposed publications by both

Bayer's and OSI's managements, written approval or disapproval shall be provided within thirty (30) days for a manuscript or within fourteen (14) days for a transcript of an oral presentation to be given at a scientific meeting. Bayer and OSI agree to delay any publication if the Joint Management Committee determines that Patent Rights are involved and additional time is needed to file patent applications(s).

     4.3 Disclosure of Inventions. Each party shall promptly inform the Joint Management Committee about all inventions within OSI Patent Rights, Bayer Patent Rights and OSI/Bayer Patent Rights.

     4.4 Restrictions on Transferring Materials. Bayer and OSI recognize that the biological, chemical and biochemical materials which are part of OSI Technology, Bayer Technology or Bayer/OSI Technology represent valuable commercial assets. Accordingly, throughout the Contract Period and for five (5) years thereafter, OSI and Bayer agree not to transfer to any Third Person any such material which constitute Technology owned solely by the other party. Additionally, throughout the Contract Period and for six (6) months thereafter, or for the life of any License Agreement applicable thereto, whichever is later, OSI and Bayer agree not to transfer to any Third Person any biological, chemical or biochemical materials which are part of Bayer/OSI Technology and which comprise, consist of or are useful in the manufacture of any Product, unless prior consent for any such transfer is obtained from the other party, which consent may not be unreasonably withheld and unless such Third Person agrees as a condition of any such transfer not to transfer the material further and to use the material for research purposes not directed toward the development of Clinical Diagnostic Products. The provisions of this Section 4.4 specifically do not apply to any transfer to any of the Other Companies pursuant to the agreements between OSI and any of the Other Companies in effect prior to the Effective Date, as set forth in Exhibit A, attached hereto.

5.   Licenses.

     5.1 License Granted to Bayer.

          5.1.1 Exclusive License. OSI hereby grants to Bayer the exclusive, worldwide license, including the right to grant sublicenses to parties reasonably acceptable to OSI, to use OSI Technology (i) during the Contract Period, to carry out the Research Program and (ii) during the Contract Period and thereafter, to make, have made for itself, use and sell Clinical Diagnostic Products based upon analytes with respect to which Bayer commenced development during the Contract Period, subject to the following conditions:

          (a) Such license shall be subject to the prior rights granted to and held by the Other Companies to any OSI Technology and OSI Patent Rights as set forth on Exhibit A, attached hereto.

          (b) OSI and/or its licensees shall retain the exclusive right to make, have made for itself, use and sell Clinical Research Products for all applications, including, without limitation, for use in developing clinical research data in support of product development programs.

          The exclusive license granted in clause (ii) above shall (i) with respect to OSI Patent Rights, continue for the life of such patents and
     (ii) with respect to unpatented OSI Technology, continue in perpetuity provided, however, that in the event that Bayer does not introduce a commercial Clinical Diagnostic Product based upon a particular analyte within five (5) years of the termination of this Agreement, then the license under OSI Technology with regard to such Clinical Diagnostic Product based upon such analyte shall become non-exclusive.

          5.1.2 Non-exclusive License. In the event that Bayer desires to extend this Agreement upon expiration of the initial 5-year term or any extension period thereafter pursuant to Section 10.2 hereof and OSI desires not to renew, upon expiration of such initial 5-year term or any extension period thereafter, as the case may be, OSI grants to Bayer a nonexclusive license to use the OSI Technology to make, have made for itself, use and sell Clinical Diagnostic Products other than those based upon analytes with respect to which Bayer has been granted the exclusive license pursuant to
     Section 5.1.1 above, subject to the prior rights granted to and held by the Other Companies to any OSI Technology and OSI Patent Rights as set forth on Exhibit A, attached hereto.

     5.2 License Granted to OSI. Bayer hereby grants to OSI the exclusive, worldwide license, including the right to grant sublicenses to parties reasonably acceptable to Bayer, to use Bayer Technology and Bayer/OSI Technology
(i) during the Contract Period, to carry out the Research Program and (ii) during the Contract Period and thereafter, to make, have made for itself, use

'

and sell Clinical Research Products based upon analytes with respect to which OSI commenced development during the Contract Period.

          The license granted in clause (ii) above shall (i) with respect to Bayer and Bayer/OSI Patent Rights, continue for the life of such patents and (ii) with respect to unpatented Bayer and Bayer/OSI Technology, continue in perpetuity; provided, however, that in the event that OSI does not introduce a commercial Clinical Research Product based upon a particular analyte within five (5) years of the termination of this Agreement, then the license under Bayer Technology and Bayer/OSI Technology with regard to such Clinical Research Product based upon such analyte shall become non-exclusive.

6.   Royalties, Payments of Royalties, Accounting for Royalties and
     Recordkeeping .

     6.1  Royalties to be Paid by Bayer.

          Bayer shall pay to OSI a royalty of * of Net Sales by Bayer of any Clinical Diagnostic Product (net of all other royalties) utilizing Bayer/OSI Patent Rights or OSI Patent Rights in countries where such sales are covered by a Valid Claim. Such royalty shall be paid for two (2) full years from the date of first commercial sale of each of such products and, thereafter, such royalty shall be *, continuing for the life of such patents. For sales of Clinical Diagnostic Products utilizing OSI Technology or Bayer/OSI Technology in countries and not

--------
*    This portion redacted pursuant to a request for confidential treatment.

     covered by a Valid Claim, the royalty rate (net of all other royalties) shall be * of Net Sales for two (2) full years from the date of first commercial sale of each of such products and, thereafter, such royalty shall be * of Net Sales until the expiration of ten (10) years from the date of first commercial sale of each of such Products.

     6.2 Royalties to be Paid by OSI.

          6.2.1 OSI shall pay to Bayer a royalty of * of Net Sales by OSI of Clinical Research Products based on Bayer/OSI Patent Rights or Bayer Patent Rights in countries where such sales are covered by a Valid Claim. Such royalty shall be paid for two (2) full years from the date of first commercial sale of each of such products and, thereafter, such royalty shall be *, continuing for the life of such patents. For sales of Clinical Research Products utilizing Bayer/OSI Technology or Bayer Technology in countries not covered by a Valid Claim, the royalty rate shall be * of Net Sales for two (2) full years from the date of first commercial sale of each of such products and, thereafter, such royalty shall be * of Net Sales until the expiration of ten (10) years from the date of first commercial sale of each of such Products.

          6.2.2 With respect to royalties received by OSI from Third Persons pursuant to permitted licenses under Bayer or Bayer/OSI Technology, OSI shall pass on to Bayer * of all revenues in whatever form received (earned royalties,

--------
*    This portion redacted pursuant to a request for confidential treatment.

     licensing fees and the like) from such Third Persons; provided, however, that the foregoing obligation shall not take effect until OSI shall have received the amounts provided for in Sections 3.2.2 and 3.2.3 hereof from the sources listed therein, i.e., $500,000 per each Commitment Year.

     6.3 Single Royalty. The parties acknowledge that only one royalty rate, the highest one applicable, will apply to Net Sales of each Clinical Diagnostic Product or Clinical Research Product regardless of the number of patents (or patent applications) within the Patent Rights or the extent of Technology licensed under this Agreement which may apply.

     6.4 Payment Dates. Within sixty (60) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement occurring after the date of the first commercial sale of its first Licensed Product, each party shall deliver to the other party a true and accurate report stating for each royalty-bearing Clinical Diagnostic Product or Clinical Research Product, as the case may be, for the preceding three (3) calendar months (a) Net Sales, (b) the royalties payable thereon, and (c) the amount of any credit taken against royalties payable not already taken in computing Net Sales. Except as otherwise provided, simultaneously with the delivery of each such report, each party shall pay to the other party the amount, if any, due for the period of such report. If no payments are due, it shall be so reported.

     6.5 Accounting. All amounts payable hereunder shall be payable in United States Dollars; provided, however, that if any payment on account of Net Sales by a party, its Affiliates or sublicensees is received in a foreign currency, such amount shall be converted monthly to United States funds at the rate set by the party's finance department for internal financial reporting purposes.

     6.6 Records. During the term of this Agreement, each party shall keep complete and accurate records of Net Sales in sufficient detail to enable the other party to determine payments owed to it under this Agreement for a period of three (3) years after such payments are due. Each party shall permit an independent certified public accountant, acceptable to the other party and appointed by the requesting party and at the requesting party's expense, to examine its books, ledgers and records covering Net Sales during regular business hours for the purpose of verifying, and only to the extent necessary to verify, the amount of royalty due and payable but in no event more than once per calendar year. The accountant shall maintain all information received during such examination in confidence, and shall report to the party requesting examination only with respect to the accuracy of any report. Any report not examined within three (3) years of its having been made shall be deemed true and accurate. In the event the records examined reveal that a party has paid less than ninety-five percent (95%) of the amount due to the other party, the party being examined shall pay the costs of the audit and shall pay the additional amount due plus accrued interest at the rate of ten percent (10%) per annum.

7.   Legal Action.

     7.1 Actual or Threatened Disclosure or Infringement. If information comes to the attention of Bayer or OSI to the effect that any Patent Rights relating to a Clinical Diagnostic Product, have been or are threatened to be infringed, Bayer shall have the right, at its expense, to take such action as it may deem necessary to prosecute or prevent such infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Bayer shall notify OSI promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Bayer determines that it is necessary or desirable for OSI to join any such suit, action or proceeding, OSI shall execute all papers and perform such other acts as may be reasonably required to permit Bayer to act in OSI's name. In the event that Bayer brings a suit, it shall be entitled to all sums recovered in such suit or in its settlement without any further obligation to OSI. If Bayer does not, within 120 days after giving notice to OSI of the above-described information, notify OSI of Bayer's intent to bring suit against any infringer, OSI shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so. OSI may join Bayer as party plaintiff, if appropriate, in which event OSI shall hold Bayer free, clear and harmless from any and all costs and expenses of such litigation, including reasonable attorneys' fees, and all sums recovered in any such suit or in its settlement shall belong to OSI without any further obligation to Bayer. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement, under the terms of this Section. If Bayer lacks standing to bring any such suit, action or proceeding, then OSI shall do so at the request of Bayer and at Bayer's expense. If neither party brings suit, then the applicable royalty rate set forth in Section 6.1 hereof shall be reduced by fifty percent (50%) with regard to Net Sales made 60 days after expiration of the 120-day notice period set forth above.

     If information comes to the attention of Bayer or OSI to the effect that any Patent Rights relating to a Product to which rights have been retained by OSI pursuant to this Agreement or to a Clinical Research Product have been or are threatened to be infringed, OSI shall have the right, at its expense, to take such action as it may deem necessary to prosecute or prevent such infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. OSI shall notify Bayer promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If OSI determines that it is necessary or desirable for Bayer to join any such suit, action or proceeding, Bayer shall execute all papers and perform such other acts as may be reasonably required to permit OSI to act in Bayer's name. In the event that OSI brings a suit, it shall be entitled to all sums recovered in such suit or in its settlement without any further obligation to Bayer. Bayer shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by OSI for infringement, under the terms of this Section. If OSI lacks standing to bring any such suit, action or proceeding, then Bayer shall do so at the request of OSI and at OSI's expense.

     7.2 Infringement Claims.

          7.2.1 Defense of Infringement Claims. Each party will cooperate with the other in the defense of any suit, action or proceeding against either such party or any sublicensee of such party alleging the infringement of the intellectual property rights of a Third Person by reason of the use of Patent Rights or other Technology in the manufacture, use or sale of a Clinical Diagnostic Product or a Clinical Research Product. Each party shall give the other party prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish the other party with a copy of each communication relating to the alleged infringement. The party defending any such suit or action shall have full authority (including the right to exclusive control of defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), to defend or settle any such suit, action or proceeding. If the parties agree that the other party should institute or join any suit, action or proceeding pursuant to this Section 7.2.1, the non-moving party may join the other party as a defendant if necessary or desirable, and each such party shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

          7.2.2 Costs of Infringement Claims. In any given year, with regard to a suit, action or proceeding brought against Bayer, OSI will be responsible for the lesser of (a) 50% of the costs incurred under Section 7.2.1 above ("Infringement Litigation Costs") for such year or (b) 50% of total amount of royalties due to OSI for such year (such amount being herein referred to as "OSI's Share"). Bayer shall recoup from the royalties due to OSI in such year 50% of the OSI Share and shall recoup the remaining 50% in the succeeding year. If additional Infringement Litigation Costs are incurred in the next year, the formula set forth above shall be applicable to such costs; provided, however, the amount carried over from the preceding year shall not be included in the determination of the OSI Share for such year. Bayer shall be responsible for the Infringement Litigation Costs in excess of OSI's Share.

     7.3 Licenses under Patents. If Bayer obtains a license under a patent owned by a Third Person, which patent in the opinion of Bayer would be infringed by the manufacture, use or sale of a Clinical Diagnostic Product, then one-half (1/2) of any payments made by Bayer to such Third Person during a reporting period shall be fully creditable under Section 6.1 hereof against royalty payments due from Bayer to OSI under Section 6.1 hereof for such reporting period or subsequent reporting periods, but in no event during a reporting period shall the royalty payment be reduced by more than fifty percent (50%) in any reporting period. If OSI is of the opinion that such manufacture, use or sale would not infringe such patent owned by a Third Person, OSI may, at its election, bring suit against such Third Person seeking a declaration that such patent is invalid or not infringed by Bayer's manufacture, use or sale of the Product involved, or may bring opposition, nullity or other proceedings against such patent, as appropriate. If OSI is successful in such suit, Bayer shall resume paying royalties in such country as provided in Section 6.1. If OSI does not bring such suit or is unsuccessful in such suit, it shall join Bayer in an attempt to obtain a license under such patent, and one-half (1/2) of any payments made by Bayer to such Third Person for such license shall be fully creditable under Section 6.2 hereof against royalty payments due from Bayer to OSI as to that patent and that country pursuant to this Agreement but in no event shall the royalty payment be reduced by more than fifty percent (50%) in any reporting period.

8.   Provisions Concerning the Filing, Prosecution and Maintenance of Patent
     Rights.

     8.1 The Joint Management Committee shall decide whether (and where) to file any patent application within the Bayer/OSI Patent Rights. The Joint Management Committee also shall select counsel, reasonably acceptable to both parties, to prepare and prosecute such applications. Counsel selected shall report to the Joint Management Committee or its designees. Bayer shall be responsible for in all expenses incurred by such counsel.

     8.2 In the event the Joint Management Committee elects not to file or elects not to continue prosecution of an application on any invention covered by
Section 8.1, Bayer may file and prosecute any such application(s) at its own expense.

     8.3 In the event that OSI determines that it is no longer interested in prosecuting or maintaining a particular patent application or granted patent included in OSI Patent Rights, OSI shall so inform Bayer in sufficient time to permit Bayer to assume the responsibility and expense for the further prosecution and/or maintenance of such application or patent. If Bayer assumes such responsibility and expense, any royalty thereafter due OSI from Bayer based on such application or patent shall cease.

9.   Other Rights of the Parties.

     9.1 Research Outside the Field. During the Contract Period, OSI shall have the right to apply for and receive grants or contracts from public or private sources, including, without limitation, the National Institutes of Health, the American Cancer Society and the National Science Foundation, for research to be performed outside the Field. OSI shall also have the right to enter into co-venture arrangements, whether written or oral, with Third Persons, including, without limitation, the National Institutes of Health, the American Cancer Society and the National Science Foundation, to develop any product for use outside the Field. In any contract or arrangement entered into by OSI outside the Field, OSI shall take all steps necessary to prevent the use of any Bayer Technology or Bayer/OSI Technology. OSI shall have no right to disclose any Bayer Technology or Bayer/OSI Technology to a Third Person with whom it may contract.

     9.2 No Rights to Technology or Products Outside the Field. Bayer and OSI acknowledge that neither party is granting to the other, pursuant to this Agreement, any rights or licenses to Technology or Products outside the Field.

10.  Term Extension, Termination and Disengagement.

     10.1 Term. This Agreement shall commence as of the Effective Date and shall expire five (5) years from the Effective Date unless sooner terminated or unless extended under Section 10.2.

     10.2 Extension. After the initial five (5) year term, this Agreement shall be automatically extended for additional successive one-year terms unless a party gives six months' written notice to the other party of its intent not to renew.

     10.3 Event(s) of Termination. The following events shall constitute Events of Termination under this Agreement:

          (a) Any representation or warranty by OSI or Bayer, or any of its officers, under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

          (b) OSI or Bayer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for ninety (90) days after written notice to the failing party.

     10.4 Termination. Upon the occurrence of any Event of Termination, the party not responsible shall have the right, by written notice to the other party, to immediately terminate this Agreement.

     10.5 Early Termination. Bayer shall have the right to terminate this Agreement for any reason to be effective at any time after this Agreement has been in effect for a period of twenty-four (24) months from the Effective Date, provided that Bayer has given (12) months' prior written notice to OSI.

     10.6 Survival. Without limitation, the rights and obligations arising from the following provisions shall survive any expiration or termination of this
Agreement: Articles 1, 4, 5, 7 and 13-16.

11. Representations and Warranties. OSI and Bayer each represent and warrant as follows:

     11.1 It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Indiana, respectively. It is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification. It has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

     11.2 The execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action and does not and will not
(a) require the consent or approval of its stockholders, (b) violate any provision of any law, rule, regulation, order, write, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

     11.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditors' rights generally.

     11.4 It is not under any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

     11.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities under this Agreement, subject to no claim of any Third Person other than the relevant lessors or licensors.

     12. Covenants of OSI and Bayer. Throughout the Contract Period, each of OSI and Bayer shall:

          (a) Maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of its business and operations or the ownership of its properties; and

          (b) Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the OSI/Bayer Annual Operating Plan and Budget.

13. Dispute Resolution. The parties recognize that disputes arise from time to time regarding either party's rights or obligations under this Agreement. The parties agree to follow the procedures set forth below in this Article in order to facilitate the speedy resolution of any disputes under this Agreement. The parties agree to cooperate and attempt in good faith to resolve any dispute between them. Any dispute that cannot be resolved by good faith negotiation shall be referred, by written notice from either party or to the other, to the respective officers of the parties designated below (or their successors):

                                  For Bayer:   Senior Vice President
                                               Finance and Administration

                                  For OSI:     Vice President
                                               Finance

These executive officers shall negotiate in good faith to achieve a resolution of the dispute within thirty (30) days after they are notified of the dispute. If the designated officers are not able to resolve the dispute within this thirty (30) day period, either party may then initiate binding arbitration proceedings to resolve the dispute in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, any claim for consequential, special, or punitive damages shall not be heard or considered by the arbitrator and any finding or award of consequential, special, or punitive damages shall be null, void and unenforceable as if never having been made.

14. Notices. All notices shall be mailed via certified mail, return receipt requested, or courier, addressed as follows, or to such other address as may be designated from time to time:

                    If to Bayer:   To Bayer at its address as set
                                   forth at the beginning of this
                                   Agreement,
                                   Attention:
                                   with a copy to: Legal Department


                    If to OSI:     To OSI at its address as set forth
                                   at the beginning of this Agreement,
                                   Attention: President
                                   with a copy to: *

Services shall be deemed given as of the date of receipt.

15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York.

--------
*    This portion redacted pursuant to request for confidential treatment.

16.  Miscellaneous.

     16.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

     16.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

     16.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

     16.4 Amendment; Waiver; etc. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provision shall in no manner affect the rights at a later time to enforce the same.

     16.5 No Third Party Beneficiaries. No Person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Neither party shall enter into or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other party, any contractual obligation, expense, or liability whatsoever. The performance of each party hereunder is undertaken as an independent contractor, and nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any Person.

     16.6 Assignment and Successors. This Agreement may not be assigned by either party, except that either party may assign this Agreement and the rights and interests of such party to an Affiliate or a purchaser of substantially all of the assets of such party's business to which this Agreement pertains, upon notice to the other party.

     16.7 Severability. If performance of this Agreement or any part hereof by either party shall be rendered unenforceable or impossible under, or in conflict with any law, regulation, or official action by any government agency having jurisdiction over such party, then such party shall not be considered in default by reason of failure to perform and the validity of all remaining provisions hereof shall not be affected by such result.

     16.8 Unforeseen Circumstances. Neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in any such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control including, without limitations, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party agrees to endeavor to resume its performance hereunder if such performance is delayed or interrupted by reason of such forces majeure as listed above.

     16.9 Integration. This writing constitutes the entire agreement between the parties relating to the subject matter hereof. There are no understandings, representations, or warranties of any kind except as expressly set forth herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                                BAYER CORPORATION

                                                By:
                                                   -----------------------------
                                                Title:
                                                      --------------------------

                                                ONCOGENE SCIENCE, INC.

                                                By:
                                                   -----------------------------
                                                Title:
                                                      --------------------------